Exhibit 15.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms F-3 No. 333-110495 and No. 333-111615, and Forms S-8 No. 333-104062 and No. 333-102860) of Tsakos Energy Navigation Limited of our report dated February 27, 2004, with respect to the consolidated financial statements of Tsakos Energy Navigation Limited included in this Annual Report (Form 20-F) for the year ended December 31, 2003.

ERNST & YOUNG

Athens, Greece

June 29, 2004